Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049); Form S-3 related to the Shelf Registration dated May 16, 2003 (File No. 333-105329); and Form S-3 related to the Shelf Registration dated May 26, 2000 (File No. 333-37922) of Colonial Realty Limited Partnership of our reports dated December 1, 2004 (Roberts Realty Properties), December 3, 2004 (Colonial Grand at Arringdon), November 19, 2004 (South Florida Retail Properties), December 1, 2004 (Colonial Village at Patterson Place, formerly North Creek Apartments, and Colonial Village at Beverly Crest, formerly Montclair Parc) and November 24, 2004 (Village on the Parkway), relating to the historical summaries of revenues and direct operating expenses, which appear in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Birmingham, Alabama
December 17, 2004